UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ACCEL ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Accel to Hold Virtual Annual Meeting of Shareholders

CHICAGO – APRIL 29, 2020 – Accel Entertainment, Inc. (NYSE: ACEL) today announced it will host its 2020 annual meeting of shareholders in a virtual format only due to the public health impact of the COVID-19 pandemic and to prioritize the health and well-being of participants. The virtual meeting will be at the same date and time as previously disclosed in Accel’s proxy materials.

Virtual meeting date:	May 6, 2020
Virtual meeting time:	5:00 p.m. CT
Virtual meeting link:	www.virtualshareholdermeeting.com/ACEL2020

Shareholders of record at the close of business on March 17, 2020 are invited to vote their shares and register for the meeting at proxyvote.com using the instructions provided with their proxy materials that were issued beginning March 27, 2020. Shareholders may submit questions in advance when they register for the meeting, and they also will have the opportunity to submit questions during the virtual event using the directions on the meeting website that day. All shareholders will need their control number to vote or ask questions; that number can be found on the proxy cards, voting instruction forms or other notices they received previously. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or ask questions during the virtual event.

Technical assistance will be available for those attending the meeting.

Whether or not shareholders plan to attend the virtual-only annual meeting, Accel urges shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials.

About Accel

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.

Media Contacts

Eric Bonach

Abernathy MacGregor

212-371-5999

ejb@abmac.com